Exhibit 99
Cedar Fair, L.P. Press Release
For Immediate Release October 31, 2005	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR, L.P. REPORTS 2005 THIRD QUARTER RESULTS

Finalizes 2006 Capital Expenditure Budget

SANDUSKY, OHIO, October 31, 2005 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced results for the third quarter of 2005.

Net revenues for the quarter ended September 25, 2005, increased 4% to $317.0 million from $305.6 million in 2004, on a 2% increase in average in-park guest per capita spending and a 1% increase, or approximately 61,000 visits, in combined attendance. Over this same period, out-of-park revenues, including resort hotels, increased 10%, or $4.2 million, between years.

Dick Kinzel, chairman, president and chief executive officer, explained that the increase in revenues for the period was led in part by the strong performances of Dorney Park and Michigan's Adventure, both of which introduced great new attractions this season, and the Partnership's two Midwest water parks, which benefited from a hot, dry summer. In addition, results at Geauga Lake continued to improve as the park's new water park area grew in popularity as the season went on. "We are very pleased with the performances of each of these parks and the guest response to the new rides and attractions we added," said Kinzel. "The positive results of these parks, combined with the strong performance of Castaway Bay, helped to offset attendance shortfalls at our other seasonal amusement parks in the quarter."

Total operating costs and expenses for the quarter, excluding depreciation and other non-cash charges, decreased 1% to $152.7 million from $154.9 million in 2004, due to a continued focus on controlling costs and improving operating efficiencies. After depreciation and a small non-cash charge for unit options, operating income for the period increased 9% to $136.2 million from $125.2 million a year ago.

Included in the 2004 third quarter net income is a non-cash credit of $1.2 million to account for the change in fair value of two interest rate swap agreements that expired during the first quarter of 2005. After non-cash credits, interest expense and provision for taxes, net income for the quarter totaled $170.8 million, or $3.11 per diluted limited partner unit, compared to net income of $91.7 million, or $1.70 per unit, a year ago.

Reflected in the third quarter numbers is the reversal of $66.1 million of contingent liabilities recorded in prior periods related to publicly traded partnership (PTP) taxes. Management determined that the Partnership's accrual for PTP taxes was no longer required based on the accumulation of relevant evidence since the adoption of the PTP tax in 1998. The adjustment to the PTP tax accrual resulted in a net credit for taxes of $41.1 million in the period. Had the adjustment not been made, net income for the third quarter would have been $99.3 million, or $1.81 per diluted limited partner unit.

The Partnership filed a Form 8-K earlier this year to restate its provision for taxes in the interim periods of 2004 in order to properly account for the tax attributes of its corporate subsidiaries. For the third quarter of 2004, a tax provision of $17.2 million was recorded, compared to a tax provision of $19.7 million in the third quarter of 2005, which had the impact of decreasing net income for last year's third quarter from $108.9 million to $91.7 million.

"Although we had higher attendance expectations for 2005 than we achieved, we are pleased with our overall third-quarter results, particularly given the weak economy in the Midwest," said Kinzel. "Our managers have done a good job in controlling costs at each of the parks during the period to mitigate some attendance shortfalls. For the quarter, combined revenues at our seven amusement parks were up 2% on a 3% increase in average in-park guest per capita spending and a small decrease in combined attendance. At our five separately gated water parks, revenues in the third quarter were up 10% between years on an 8% increase in combined attendance and a 2% increase in average in-park guest per capita spending."

Commenting on results through the first nine months of the year, Kinzel said, "The new rides and attractions we added for 2005 combined with effective operations and marketing programs to generate strong guest satisfaction and steady results at most of our parks. Through the end of September, consolidated net revenues were up 4% from last year on a 3% increase in average in-park guest per capita spending, a 14% increase in out-of-park revenues and a 1% decrease in combined attendance."

Kinzel added that management believes that a very meaningful measure of the Partnership's park-level operating results is adjusted EBITDA, which represents earnings before interest, taxes, depreciation and all other non-cash charges. For the third quarter, adjusted EBITDA increased $13.6 million, or 9%, to $164.3 million, due primarily to improved operating results at Dorney Park, Geauga Lake and Knott's Berry Farm.

"In October, operating results benefited from above average weather and the continued appeal of our fall promotions," continued Kinzel. "For the month, combined attendance was up 10%, or 100,000 visits, over last year, all but erasing shortfalls through September. Over the same period, average in-park guest per capita spending was up 5% and out-of-park revenues were up more than 20%, or approximately $1.0 million. As a result, we believe we will finish the year at the high end of our most recent guidance of $555-565 million in full-year net revenues and $173-180 million of full-year adjusted EBITDA."

Kinzel noted that virtually all of Cedar Fair's revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a four-month operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Castaway Bay and Knott's Berry Farm are the Partnership's only year-round properties, but Knott's Berry Farm operates at its highest level of attendance during the third quarter of the year as well.

The Partnership also reported that its capital expenditure program for the 2006 season will total $58 million and will be highlighted by the addition of a new world-class roller coaster at Worlds of Fun, and a major new thrill ride at both Cedar Point and Valleyfair. "We are very excited about our 2006 capital expenditure program," said Kinzel. "These new rides, along with investments at our other parks, such as Michigan's Adventure's first sit-down restaurant, will allow us to continue to build on our reputation of providing the finest thrill rides, family attractions, and guest satisfaction and value the amusement industry has to offer."

Cedar Fair's seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Geauga Lake & Wildwater Kingdom near Cleveland, Ohio; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also owns and operates the Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio.

The Partnership will host a conference call with analysts at 11:00 a.m. Eastern Time on Tuesday, November 1, 2005, which will be web cast live in "listen only" mode via the Cedar Fair web site (www.cedarfair.com). It will be available for replay starting at approximately 1:00 p.m. ET, Tuesday, November 1, 2005, until 11:59 p.m. ET, Tuesday, November 15, 2005. In order to access the replay of the earnings call, please dial 877-519-4471 followed by the access code #6636215.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer's leisure time and spending, adverse weather conditions, unanticipated construction delays, the absence of historical operating experience for Geauga Lake & Wildwater Kingdom, and other factors could affect attendance and per capita spending at our parks and cause actual results to differ materially from the Partnership's expectations.

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Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

THIRD QUARTER

(unaudited)

112:
	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands except per unit)	9/25/05	9/26/04 (As restated)	9/25/05	9/26/04 (As restated)	9/25/05	9/26/04
Net revenues:
Admissions	$ 166,912	$ 159,870	$249,057	$ 240,073	$ 285,745	$ 272,139
Food, merchandise and games	117,094	113,849	188,772	185,355	214,677	210,310
Accommodations and other	33,019	31,883	52,849	48,385	58,415	52,414
Total net revenues	317,025	305,602	490,678	473,813	558,837	534,863
Cash operating costs and expenses	152,690	154,903	309,468	302,438	375,984	360,090
Adjusted EBITDA (a)	164,335	150,699	181,210	171,375	182,853	174,773
Depreciation and amortization	28,102	24,425	49,042	43,972	55,760	49,913
Non-cash unit option expense	60	1,088	1,079	3,408	2,169	4,913
Operating income	136,173	125,186	131,089	123,995	124,924	119,947
Interest expense	6,464	7,105	19,813	19,259	25,817	24,914
Other (income)	-	(1,175)	(459)	(3,632)	(1,290)	(4,912)
Income before taxes	129,709	119,256	111,735	108,368	100,397	99,945
Provision (credit) for taxes	(41,122)	27,533	(46,802)	22,311	(50,398)	18,475
Net income	$ 170,831	$ 91,723	$ 158,537	$ 86,057	$ 150,795	$ 81,470
Weighted average units
outstanding - diluted	54,994	53,860	54,943	52,086	54,915	52,347
Per limited partner unit:
Net income - diluted	$ 3.11	$ 1.70	$ 2.89	$ 1.65	$ 2.75	$ 1.56
Cash distributions declared	$ 0.46	$ 0.45	$ 1.38	$ 1.35	$ 1.83	$ 1.74
Balance Sheet Data:
Total assets	$1,028,826	$1,000,001
Total long-term debt	437,500	412,138
Total partners' equity	456,402	407,291

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair, L.P. website at www.cedarfair.com